Exhibit 4.4

GLOBAL AMENDMENT

This Global Amendment (this “Amendment”) is entered into as of April 23, 2026 (the “Effective Date”), by and between Streeterville Capital, Llc, a Utah limited liability company (“Investor”), and 20/20 Biolabs, Inc., a Delaware corporation (“Company”).

A. Company previously sold and issued to Investor that certain: (i) Warrant No. 1 to Purchase Shares of Common Stock issued on November 17, 2025 (“Warrant No. 1”); and (ii) Warrant No. 2 to Purchase Shares of Common Stock issued on February 9, 2026 (“Warrant No. 2”, and together with Warrant No. 1, the “Debt Warrants”).

B. The Debt Warrants were issued pursuant to that certain Securities Purchase Agreement dated November 17, 2025 by and between Investor and Company (the “Debt Purchase Agreement”).

C. Company previously sold and issued to Investor that certain Warrant to Purchase Shares of Common Stock issued on February 19, 2026 (the “PPP Warrant”, and collectively with the Debt Warrants, the “Warrants”, and each individually, a “Warrant”).

D. The PPP Warrant was issued pursuant to that certain Securities Purchase Agreement dated November 17, 2025 (the “PPP Purchase Agreement”).

E. The term “Transaction Documents” means the Debt Warrants, the Debt Purchase Agreement, the PPP Warrant, the PPP Purchase Agreement, and any other agreements or instruments entered into in conjunction therewith.

F. Investor and Company have agreed, subject to the terms, amendments, conditions and understanding expressed in this Amendment, to amend the Warrants.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals. Each of the parties hereto acknowledges and agrees that the recitals set forth above in this Amendment are true and accurate and are hereby incorporated into and made a part of this Amendment.

2. Exercise Price. Beginning on the Effective Date, the Exercise Price for each Warrant will be equal to $2.25 per share. Company will have the right to terminate this Amendment at any time after the day that is ninety (90) Trading Days from the Effective Date by providing at least two (2) Trading Days’ written notice of termination to Investor. For the avoidance of doubt, Investor will have the right to exercise the Warrants at the foregoing Exercise Price during such two-day notice period.

3. Sticker Update. Company agrees to file a sticker update to its Form S-1 Registration Statement (File No. 333-292125) to reflect the changes in the Exercise Price made pursuant to this Amendment within two (2) business days of the Effective Date.

4. Representations and Warranties. In order to induce Investor to enter into this Amendment, Company, for itself, and for its affiliates, successors and assigns, hereby acknowledges, represents, warrants and agrees as follows:

(a) Company has full power and authority to enter into this Amendment and to incur and perform all obligations and covenants contained herein, all of which have been duly authorized by all proper and necessary action. No consent, approval, filing or registration with or notice to any governmental authority is required as a condition to the validity of this Amendment or the performance of any of the obligations of Company hereunder.

(b) There is no fact known to Company or which should be known to Company which Company has not disclosed to Investor on or prior to the date of this Amendment which would or could materially and adversely affect the understanding of Investor expressed in this Amendment or any representation, warranty, or recital contained in this Amendment.

(c) Except as expressly set forth in this Amendment, Company acknowledges and agrees that neither the execution and delivery of this Amendment nor any of the terms, provisions, covenants, or agreements contained in this Amendment shall in any manner release, impair, lessen, modify, waive, or otherwise affect the liability and obligations of Company under the Transaction Documents.

(d) Company has no defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action of any kind or nature whatsoever against Investor, directly or indirectly, arising out of, based upon, or in any manner connected with, the transactions contemplated hereby, whether known or unknown, which occurred, existed, was taken, permitted, or begun prior to the execution of this Amendment and occurred, existed, was taken, permitted or begun in accordance with, pursuant to, or by virtue of any of the terms or conditions of the Transaction Documents. To the extent any such defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action exist or existed, such defenses, rights, claims, counterclaims, actions and causes of action are hereby waived, discharged and released. Company hereby acknowledges and agrees that the execution of this Amendment by Investor shall not constitute an acknowledgment of or admission by Investor of the existence of any claims or of liability for any matter or precedent upon which any claim or liability may be asserted.

(e) Company represents and warrants that as of the date hereof no events of default or other material breaches exist under the Transaction Documents or have occurred prior to the date hereof.

5. Certain Acknowledgments. Each of the parties acknowledges and agrees that no property or cash consideration of any kind whatsoever has been or shall be given by Investor to Company in connection with this Amendment.

6. Other Terms Unchanged. The Warrants, as amended by this Amendment, remain and continue in full force and effect, constitute legal, valid, and binding obligations of each of the parties, and are in all respects agreed to, ratified, and confirmed. Any reference to the Warrants after the date of this Amendment is deemed to be a reference to the Warrants as amended by this Amendment. If there is a conflict between the terms of this Amendment and the Warrants, the terms of this Amendment shall control. No forbearance or waiver may be implied by this Amendment. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment to, any right, power, or remedy of Investor under the Warrants, as in effect prior to the date hereof. For the avoidance of doubt, this Amendment shall be subject to the same governing law, venue, and arbitration provisions as the Warrants.

7. No Reliance. Company acknowledges and agrees that neither Investor nor any of its officers, directors, members, managers, equity holders, representatives or agents has made any representations or warranties to Company or any of its agents, representatives, officers, directors, or employees except as expressly set forth in this Amendment and the Warrants and, in making its decision to enter into the transactions contemplated by this Amendment, Company is not relying on any representation, warranty, covenant or promise of Investor or its officers, directors, members, managers, equity holders, agents or representatives other than as set forth in this Amendment.

8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The parties hereto confirm that any electronic copy of another party’s executed counterpart of this Amendment (or such party’s signature page thereof) will be deemed to be an executed original thereof.

9. Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

INVESTOR:

STREETERVILLE CAPITAL, LLC

By:	/s/ John Fife
John Fife, President

COMPANY:

20/20 BIOLABS, INC.

By:	/s/ Jonathan Cohen
Jonathan Cohen, Chief Executive Officer

[Signature Page to Global Amendment]